                                                                    EXHIBIT 21.1




                   SUBSIDIARIES OF THE SPORTSMAN'S GUIDE, INC.



                                                          State of
              Name                                     Incorporation
              ----                                     -------------
The Sportsman's Guide Outlet, Inc.                       Minnesota